Exhibit 10.1
Certain portions of this exhibit (indicated by “####”) have been omitted pursuant to Regulation S-K, Item 601(a)(6).

EMPLOYMENT AGREEMENT
This EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into as of the 7th day of March, 2023 (the “Commencement Date”), by and between The Vita Coco Company, Inc., a Delaware corporation (the “Corporation”), with its principal offices at 250 Park Avenue South, Floor 7, New York, New York 10003 and Corey Baker, an individual currently residing at #### (the “Employee”).
WITNESSETH:
WHEREAS, the Corporation desires to employ the Employee in the capacity hereinafter stated, and the Employee desires to be employed by the Corporation in such capacity for the period and on the terms and conditions set forth herein;
NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, it is hereby covenanted and agreed by the Corporation and the Employee as follows:
1.This Agreement replaces all previous employment arrangements, whether written or verbal, including the offer letter dated January 25, 2023.
2.Employment Period. The Corporation hereby agrees to employ the Employee as its Executive Vice President of Finance beginning on the Commencement Date, and the Employee shall succeed to the position of Chief Financial Officer or other title as the Corporation may decide from time to time, effective immediately following the filing of the Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 with the U.S. Securities & Exchange Commission, and the Employee, in such capacity, agrees to provide services to the Corporation for the period beginning on the Commencement Date and ending upon the termination of the Employee’s employment with the Corporation for any reason (the “Employment Period”). For the avoidance of doubt, Employee will be designated as the Corporation’s Principal Financial Officer concurrent with his succession to the position of Chief Financial Officer. The Corporation also expects that after the filing of the Corporation’s Annual Report on Form 10-K for 2022 Employee will also be appointed as the Corporation’s Principal Financial Officer.
3.Performance of Duties. The Employee agrees that during the Employment Period, while Employee is employed by the Corporation, Employee shall devote Employee’s full business time, energies and talents exclusively to serving the Corporation in the best interests of the Corporation, and to perform the duties assigned to Employee by the CEO of the Corporation and/or other authorized representatives of the Corporation faithfully, efficiently and in a professional manner; provided further that, without the Board’s prior consent, the Employee shall not serve as or be a consultant to or employee, officer, agent or director of any company, partnership or other entity other than the Corporation or any of its affiliates (other than civic, charitable, or other public service organizations provided such do not create a conflict of interest for the Employee relative to the Employee’s obligations to the Corporation or have a material adverse effect upon the ability of the Employee to perform Employee’s duties hereunder). Employee will be based in the Corporation’s New York headquarters, and shall work from the New York headquarters at least two days per week. Employee may work remotely at other times, subject to the Corporation’s policies regarding remote work as may be in place from time to time. Travel will be required from time to time as business needs may require. Employee agrees to abide by the Corporation’s Code of Business Ethics and Conduct, Employee Handbook, and other Corporation policies as may be in place from time to time.
4.Compensation. Subject to the terms and conditions of this Agreement, during the Employment Period, the Employee shall be compensated by the Corporation for full-time services as follows:
a.The Employee will be paid a base salary of $365,000 per annum (the “Base Salary”), less normal and customary tax withholding and other deductions, payable semi-monthly or otherwise in accordance with the Corporation’s normal payroll procedures and policies and prorated for any partial years of employment. The Employee’s salary rate will be eligible for annual positive adjustment based on Corporation and individual performance, and within budgetary guidelines for such adjustments, as recommended by the CEO and subject to Board review and approval in its sole discretion.
b.Provided that the Employee is and remains in compliance with the terms of this Agreement, and Employee executes and does not revoke a valid general release of claims (in a form provided to Employee at such time by the Corporation) that the Employee may have against the Corporation and related persons, the Employee will be eligible to receive a signing and retention bonus of $100,000 (the “Signing Bonus”), payable on the earlier of: (i) the last regular payroll date in January 2024, provided Employee remains employed through the last regular payroll date in January 2024 and neither Employee nor the Corporation have provided notice of termination and (ii) if Employee’s employment is terminated by the Corporation without Cause prior to the last regular payroll date in January, 2024, on the next regular payroll date following the date of termination of employment.
c.The Employee shall be eligible to receive, for each calendar year during the Employment Period, a bonus (the “Annual Bonus”) with a target of 60% of Employee’s then-applicable Base Salary (“Target”), with a potential range for payout from zero to two times Target. The amount of the Annual Bonus will be based upon a combination of the Corporation and the Employee achieving certain performance goals, with emphasis on the Corporation performance. The Corporation and Employee performance goals and mix of those goals for the Employee shall be determined by the CEO and the Board in their sole discretion, within the first ninety (90) days following the commencement of such calendar year. For 2023, Employee’s Annual Bonus will be based upon Employee’s full Base Salary for 2023 (not pro-rated) and will be guaranteed at 100% of Target. The Annual Bonus, if any, shall accrue (and be computed) upon the completion of the applicable calendar year and shall be paid in the first quarter of the calendar year following the end of the calendar year to which the Annual Bonus relates. Except as may be otherwise provided in Section 6, the Employee must remain continuously employed with the Corporation through December 31st of the applicable performance year in order to be eligible to receive the Annual Bonus.
d.Expense Reimbursement. The Employee shall be reimbursed by the Corporation for all reasonable, direct and verifiable business, travel and entertainment expenses incurred or paid by the Employee during the Employment Period and in the performance of his services under this Agreement in accordance with and subject to the Corporation’s expense reimbursement policies as are in effect from time to time (the “Accrued Obligations”).

e.Benefits. The Employee shall be entitled to paid time off for all scheduled holidays of the Corporation as well as yearly paid vacation/time off as outlined in the Corporation’s Employee Handbook. The Employee shall be eligible to participate in the benefits made generally available by the Corporation to the employee management team, in accordance with the benefit plans established by the Corporation, and as may be amended from time to time in the Corporation’s sole discretion (provided Employee and/or Employee’s dependents meet the eligibility requirements for those benefit programs).
f.New Hire Equity Grant. Upon execution of this Agreement, Employee will be eligible to receive a one-time new-hire equity grant consisting of restricted stock units (“RSUs”) valued at $750,000 and options valued at $250,000 pursuant to and in accordance with the terms of the Corporation’s 2021 Incentive Award Plan (the “New Hire Equity Grant”). The New Hire Equity Grant will be awarded in tranches as follows: one-half on the third day following the second earnings release issued by the Corporation after the Commencement Date (or such other date as may be approved by the Compensation Committee) and one-half on the third day following the third earnings release issued by the Corporation after the Commencement Date (or such other date as may be approved by the Compensation Committee), provided that Employee is employed at the time of each award. For purposes of clarity, no portion of New Hire Equity Grant will be awarded in the event Employee’s employment is terminated from the Corporation prior to the applicable grant date. The New Hire Equity Grant will vest during employment as follows: 40% of any RSUs so awarded will vest one year after the 2023 Annual Equity Grant Date (as defined below); 30% of any RSUs so awarded will vest two years after the 2023 Annual Equity Grant Date; 20% of any RSUs so awarded will vest three years after the 2023 Annual Equity Grant Date; and 10% of any RSUs so awarded will vest four years after the 2023 Annual Equity Grant Date. The terms of the Corporation’s 2021 Incentive Award Plan shall otherwise apply to the New Hire Equity Grant.
g.Annual Equity Grants; 2023 Equity Grant. Subject to the approval of the Corporation’s Compensation Committee and continued strong performance, Employee will be eligible to receive annual equity grants starting in 2024 under the Corporation’s 2021 Incentive Award Plan, with a targeted value of 125% of Employee’s Base Salary, consisting of 75% RSUs and 25% Options, to be granted under and subject to the terms of the Corporation’s 2021 Incentive Award Plan, on the third day following the first earnings release each year (or such other date as may be approved by the Compensation Committee), with vesting of such grants to be 25% per year over the four years following the grant (the “Annual Equity Grants”). Subject to Compensation Committee approval, the next annual employee equity grant is scheduled to be made in March 2023 (the date that such equity grant is made is the “2023 Annual Equity Grant Date”, currently expected to be March 10th 2023); if the Commencement Date is on or before the 2023 Annual Equity Grant Date, Employee will be eligible to receive a one-time equity grant valued at $400,000 (which amount may be adjusted higher to match the value of other members of senior management’s Annual Equity Grants, in the Corporation’s sole discretion), with vesting of such grant to be 25% per year over the four years following the grant (the “2023 Annual Equity Grant”).

5.Termination. This Agreement and Employee’s employment hereunder may be terminated under the following circumstances:
a.Death. This Agreement and Employee’s employment shall terminate immediately upon Employee’s death.
b.Total Disability. The Corporation may terminate this Agreement and Employee’s employment upon the Employee becoming “Totally Disabled.” For purposes of this Agreement, “Totally Disabled” means any physical or mental ailment or incapacity as determined by a licensed physician in good standing selected by the Corporation, which has prevented, or is reasonably expected (as determined by a licensed physician in good standing selected by the Corporation) to prevent, the Employee from performing the duties, with or without reasonable accommodation, incident to the Employee’s employment hereunder, and which has continued for a period of either (A) one hundred twenty (120) consecutive days or (B) two hundred ten (210) total days in any twelve (12) month period; provided that the Employee receives at least forty-five (45) days’ advance written notice prior to such termination.
c.Termination by the Corporation for Cause. The Corporation may terminate this Agreement and Employee’s employment (A) upon written notice in the event of any conviction of the Employee with respect to any crime constituting a felony or other crime involving moral turpitude, whether or not in the course of the Employee’s duties, or (B) for “Cause” (as defined herein); provided that (x) the Corporation provides written notice to Employee specifying in reasonable detail the circumstances claimed to provide the basis for such termination within twenty (20) days following the occurrence (or, if later, within twenty (20) days following the date the Board of Directors of the Corporation first becomes aware of the occurrence), without Corporation’s consent, of an event constituting “Cause”, (y) in cases where the occurrence can be corrected, the Employee fails, as reasonably determined by the Board, to correct the circumstances set forth in the Corporation’s notice of termination within fifteen (15) days of receipt of such notice, and (z) the Corporation actually terminates the Employee’s employment within ninety (90) days following the Board’s first awareness of such occurrence. For purposes of this Agreement, the term “Cause” means any of the following:
i.The Employee’s willful failure to comply with any applicable laws, rules or regulations of any federal, state or local authority having jurisdiction over the Corporation and its business operations;
ii.The Employee’s failure to comply with the lawful specific directions of the CEO, the President and/or the Board related to the Employee’s duties hereunder (provided if Employee receives contrary lawful directives, the Board’s lawful directives shall control);
iii.The Employee’s committing any willful act which constitutes a conflict of interest with the Corporation, or any act which constitutes a breach of fiduciary duty owed by the Employee to the Corporation;
iv.The Employee’s breach of any provision of this Agreement; or
v.The Employee’s conviction, or entering of a plea of nolo contendere, to a felony or other crime involving moral turpitude.
In addition to the other preconditions set forth in this Agreement, the cessation of employment of the Employee shall also not be deemed for Cause unless and until there shall have been delivered to the Employee a copy of a resolution duly adopted by a majority of the members of the Board at a meeting of the Board (after reasonable notice is provided to the Employee and the Employee is given an opportunity to be heard before the Board), finding that, in the good faith opinion of the Board, the Executive is guilty of conduct described in this Section 5(c); For purposes of the definition of “Cause,” no act or failure to act, on the part of the Employee, shall be considered “willful” unless it is done, or omitted to be done, by the Employee knowingly, in bad faith or without the Employee’s reasonable belief that the Employee’s action or omission was in the best interest of the Corporation. In determining whether the Employee’s acts or failures to act are willful, relevant factors shall include whether the Employee was operating in good faith at the direction of the CEO and/or Board or upon the advice of counsel for the Corporation.
a.Termination by the Corporation without Cause. The Corporation may terminate this Agreement and Employee’s employment without Cause at any time by providing ninety (90) days’ advance written notice to the Employee.
b.Termination by Employee for Good Reason. The Employee may terminate his employment with the Corporation for “Good Reason”. For purposes of this Agreement, “Good Reason” shall mean a termination by the Employee of his employment with the Corporation following any material breach by the Corporation of the Corporation’s material obligations under this Agreement or any other material written agreements between Employee and the Corporation, or any material decrease in salary and material decrease in annual bonus opportunity, provided that (x) the Employee provides written notice to the Corporation specifying in reasonable detail the circumstances claimed to provide the basis for such termination within forty-five (45) days following the date the Employee first becomes aware of the occurrence (or reasonably should have been aware of such occurrence), without the Employee’s written consent, of such events, (y) the Corporation fails to correct the circumstances set forth in the Employee’s notice of termination within thirty (30) days of receipt of such notice (“Cure Period”), and (z) the Employee actually terminates employment within thirty (30) days following the end of the Cure Period.
c.Voluntary Termination by the Employee other than for Good Reason. The Employee may terminate this Agreement and his employment without Good Reason at any time by providing written notice to the Corporation at least thirty (30) days in advance of such termination.
d.Notice of Termination. Any termination of this Agreement and Employee’s employment by the Corporation or by the Employee must be communicated by written notice to the other party; the date Employee’s employment terminates shall be the “Termination Date.”
6.Obligations and Compensation Following Termination of Employment. In the event that Employee’s employment hereunder is terminated, Employee shall have the following obligations and be entitled to the following compensation and benefits upon such termination:
a.Termination by Employee for Good Reason or By Corporation Without Cause. In the event that (i) the Employee terminates his employment for Good Reason in accordance with Section 5(e) above, or (ii) the Corporation terminates his employment in any manner other than pursuant to Section 5(a), Section 5(b) or Section 5(c) above, then, in any case, the Corporation shall pay the following amounts to the Employee and nothing else, subject to the Employee’s compliance with the provisions contained in Section 7 below:

i.Any accrued but unpaid Base Salary through the Termination Date plus any Accrued Obligations; plus
ii.Any Annual Bonus that would be due for any prior year but that has not been paid as of the Termination Date; plus
iii.An amount equal to one year of the Employee’s Base Salary and Target Annual Bonus as of the Termination Date, payable in substantially equal installments over a one year period beginning thirty (30) days after the date of such termination (the “Severance Payments”).
b.Termination due to Death or by the Corporation for Disability. In the event that the Employee’s employment is terminated due to the Employee’s death or by the Corporation as a result of the Employee being deemed to be Totally Disabled, the Corporation shall pay to the Employee only any accrued but unpaid Base Salary through the Termination Date and any Accrued Obligations in accordance with the Corporation’s general payroll practices.
c.Termination by the Corporation for Cause or Voluntary Termination by Employee other than Good Reason. In the event that Employee’s employment is terminated by the Corporation for Cause pursuant to Section 5(c) above or due to the Employee’s voluntary resignation other than for Good Reason pursuant to Section 5(f) above, the Corporation shall pay to the Employee only any accrued but unpaid Base Salary through the Termination Date and any Accrued Obligations in accordance with the Corporation’s general payroll practices.
d.Employee’s Obligation to Execute a General Release. The Corporation’s obligation to pay the Employee the amounts set forth above in Sections 6(a)(ii) through 6(a)(iv) shall be conditioned upon the Employee’s execution (and non-revocation, if applicable) of a valid general release and waiver (in a form provided to Employee at such time by the Corporation) of all claims that the Employee may have against the Corporation and related persons, within sixty (60) days of Employee’s employment termination.
e.Return of Corporation Property. In the event that the Employee’s employment is terminated for any reason, or at any time upon request by the Corporation, the Employee (or his estate or legal representative, as the case may be) shall immediately return all property of the Corporation or any of its subsidiaries or affiliates in his (or their) possession or control, including but not limited to, (i) cell phones, computers or other electronic devices provided by the Corporation to the Employee, including all files resident on such devices; (ii) all memoranda, notes, records, files or other documentation, whether made or compiled by the Employee alone or in conjunction with others (regardless of whether such persons are employed by the Corporation); (iii) all proprietary or other information of the Corporation and its affiliates (originals and all copies, including electronic copies, wherever stored) which is in the Employee’s control or possession (or that of his estate or legal representative, as the case may be); and (iv) any and all other property of the Corporation and its affiliates which is in the Employee’s control or possession (or that of his estate or legal representative, as the case may be), whether directly or indirectly. Employee agrees to execute an affirmation of compliance with this Section and/or to submit to an exit interview to confirm compliance with this Section upon request by the Corporation.
f.Resignation. In the event of the termination of Employee’s employment by Employee or by the Corporation for any reason and regardless of the circumstance, Employee shall be deemed to have resigned from all positions as an officer and/or member of the Board of the Corporation and/or its subsidiaries or any committees thereof immediately upon such termination, and shall promptly execute all documents reasonably requested by the Corporation in order to effect such resignation.
g.Transition Services. In the event that the Employee terminates his employment without Good Reason in accordance with Section 5(f) above, the Employee agrees that after the date of such termination or expiration, as applicable, the Employee shall, for a period not to exceed thirty (30) days from the Termination Date, take all actions as reasonably requested by the Corporation in order to transition all of his former job duties and responsibilities to his successor, and, in addition to paying the Employee all other sums due pursuant to this Agreement, the Corporation shall compensate Employee for such services at the pro rata hourly rate of Employee’s Salary as of the date of the date of Employee’s termination. This paragraph shall not be administered in a manner that unreasonably interferes with the Employee’s other professional pursuits, and shall not prevent the Employee from engaging in other employment or other business or professional activities so long as such activities do not conflict with Employee’s covenants hereunder.
7.Covenants of Employee. The Employee covenants and agrees that:
a.Nondisclosure of Proprietary Information. At all times during Employee’s employment and thereafter, Employee will hold in strictest confidence and will not disclose, use, copy, lecture upon or publish any Proprietary Information, except in the course of performance of Employee’s duties for the Corporation and as authorized by the Corporation, unless an officer of the Corporation expressly authorizes such disclosure in writing in advance.
i.The term “Proprietary Information” shall mean any and all confidential and/or proprietary knowledge, data or information of the Corporation and/or its affiliates, whether written, oral, electronic or otherwise. By way of illustration but not limitation, “Proprietary Information” includes, but is not limited to, (a) internal costing information, supplier information, internal marketing information, strategic or other business plans, specialized training materials, customer or contact lists, vendor agreements, customer proposals or agreements, customer business reviews and usage reports, product assessments, improvements, products, designs, methods, know-how, systems, processes, software programs, technical data and specifications, information regarding prospective customers or customers, corporate board or committee minutes, confidential corporate memoranda or other memorialization of internal communications, balance sheets, profit and loss statements, income statements, personnel policies and procedures, personnel files, ledgers, books and records of the Corporation, and (b) trade secrets, inventions, mask works, ideas, innovations, processes, plans, proposals, strategies, tactics, formulas, source and object codes, programs, know-how, improvements, discoveries, developments, concepts, designs, techniques, works of authorship, domains and URLs, social media accounts, patent, copyright, design right and trademark applications and registrations, and product/service, branding, trademarks and marketing concepts, strategies and programs (subsection (b), collectively, “Inventions”) and any other material, whether written or oral, tangible or intangible, which the Corporation holds confidential and are not publicly disclosed. Employee understands that the preceding list is not exhaustive and that the term “Proprietary Information” also includes other information that is marked or otherwise identified as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used. Information that is generally available to and known by the public, other than through Employee’s breach of this Agreement or breach by another person of a legal or contractual obligation is not included in the term “Proprietary Information.” Employee acknowledges and agrees that all Proprietary Information is and shall be the sole and exclusive property of the Corporation. The phrase “trade secrets” as used in this Agreement shall be given its broadest possible interpretation under the laws of the state in which Employee is employed and the U.S. Defend Trade Secrets Act of 2016 (“DTSA”).
b.Notwithstanding anything to the contrary in this Agreement: (i) the Employee shall not be in breach of this Agreement, and shall not be held criminally or civilly liable under any federal or state trade secret law (A) for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (B) for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (ii) if the Employee files a lawsuit for retaliation by the Corporation for reporting a suspected violation of law, the Employee may disclose the trade secret to the Employee’s attorney, and may use the trade secret information in the court proceeding, if the Employee files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.
c.Notwithstanding anything herein to the contrary, nothing in this Agreement is intended to prohibit or restrict Employee from exercising protected rights to the extent that such rights cannot be waived by agreement. Nothing in this Agreement shall be construed to prevent disclosure of Proprietary Information if disclosure is required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation, or order and provided that Employee provides the Corporation with advance notice of such disclosure (except where applicable law provides that Employee does not need to provide such notice). Nothing in this Agreement is intended to discourage or restrict Employee from communicating with or making a report with, any governmental authority regarding a good faith belief of any violations of law or regulations based on information that the Employee acquired through lawful means in the course of Employee’s employment, including such disclosures protected or required by any whistleblower law or regulation of the Securities and Exchange Commission, the Department of Labor, or any other appropriate governmental authority. Furthermore, nothing in this Agreement shall be interpreted to have the purpose or effect of concealing factual information relating to a claim of discrimination, retaliation, sexual assault or harassment.
d.Assignment of Inventions.
i.Inventions Retained and Licensed. Attached as Exhibit A is a list describing all Inventions, discoveries, original works of authorship, developments, improvements, and trade secrets that (i) Employee conceived in whole or in part before commencing employment with the Corporation, and (ii) relate to the Corporation’s current or proposed business, products, or research and development (“Prior Inventions”). If no such list is attached, Employee represents and warrants that no such Prior Inventions exist. Employee further represents and warrants that the inclusion of any Prior Inventions on Exhibit A to this Agreement will not materially affect Employee’s ability to perform all obligations under this Agreement. If during employment Employee incorporates into or uses any fully developed Prior Invention in connection with any product, process, service, technology or other work by or on behalf of Corporation or its affiliates, Employee hereby grants to the Corporation a nonexclusive, royalty-free, fully paid-up, irrevocable, perpetual, worldwide license, with the right to grant and authorize sublicenses, to make, have made, modify, use, import, offer for sale, and sell such Prior Invention as part of or in connection with such product, process, service, technology or other work and to practice any related method.
ii.Assignment of Inventions. Employee will promptly make full written disclosure to the Corporation, will hold in trust for the sole right and benefit of the Corporation, and hereby now assigns to the Corporation or to its designee(s) all of Employee’s right, title, and interest in and to any and all Inventions, whether or not patentable or registrable under patent, copyright or similar laws, that Employee may solely or jointly conceive, develop or reduce to practice, or cause to be conceived, developed or reduced to practice, (i) during the period of time that the Corporation employs Employee (including during off-duty hours), or (ii) in connection with the use of the Corporation’s equipment, supplies, facilities, personnel, or Proprietary Information. Employee further acknowledges that all original works of authorship that Employee may make (solely or jointly with others) within the scope of and during the period of employment with the Corporation and that are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act. Employee understands and agrees that any decision whether or not to commercialize or market any Inventions is within the Corporation’s sole discretion and for the Corporation’s sole benefit and that no royalty or other consideration will be due to Employee as a result of the Corporation’s efforts to commercialize or market any such Inventions. The relevant provisions of Exhibit B, if applicable based upon Employee’s work location, are hereby incorporated by referenced into this subsection d(ii).
iii.Maintenance of Records. Employee agrees to keep and maintain adequate, current, accurate, and authentic written records of all Inventions that Employee creates (solely or jointly with others) during the term of

Employee’s employment with the Corporation. The records will be in the form of notes, sketches, drawings, electronic files, reports, or any other format that may be specified by the Corporation. The records are and will be available to, and remain the sole property of, the Corporation at all times.
iv.Patent and Copyright Registrations. Employee agrees to assist the Corporation or its designee(s), at the Corporation’s reasonable expense, to secure the Corporation’s rights in any Inventions and in any rights relating to such Inventions in any and all countries. Such assistance regarding any Inventions and/or related rights includes, without limitation, full disclosure to the Corporation of all pertinent information and data; the execution of all applications, specifications, oaths, assignments and all other instruments that the Corporation might deem proper or reasonably necessary to apply for, register, obtain, maintain, defend, and enforce such rights, and/or to assign and convey to the Corporation, its successors, assigns, and/or nominees the sole and exclusive rights, title and interest in and to such Inventions and any rights relating to them; and testifying in a lawsuit or other proceeding relating to such Inventions and any rights relating to them. Employee expressly agrees that Employee’s obligation to execute or cause to be executed, when it is in Employee’s power to do so, any such instrument or papers continues after the termination of this Agreement, at the Corporation’s reasonable expense. If the Corporation is unable because of Employee’s mental or physical incapacity or for any other reason to secure Employee’s signature with respect to any Inventions including, without limitation, to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering such Inventions, then Employee hereby irrevocably designates and appoints the Corporation and/or its duly authorized officers and agents as Employee’s agent and attorney-in‑fact, to act for and on Employee’s behalf and stead to execute and file any papers, oaths and to do all other lawfully permitted acts with respect to such Inventions with the same legal force and effect as if Employee executed them.
v.Moral Rights. Employee hereby irrevocably waives, to the extent permitted by applicable law, any and all claims that Employee may now or later have, in any jurisdiction, to all rights of paternity, integrity, disclosure, and withdrawal, and any other rights that may be known as “moral rights,” with respect to all Inventions, whether or not patentable, registrable or otherwise arising under patent, copyright or similar laws.
e.Non-Solicitation. During the Employment Period and for a period of one (1) year thereafter, the Employee shall not, without CEO and/or Board Approval, directly or indirectly, knowingly solicit or encourage any (i) employee of the Corporation or its subsidiaries to leave the employment of the Corporation or its subsidiaries or (ii) any customer of, or supplier to, the Corporation or its subsidiaries to terminate or curtail its then current business arrangements with the Corporation or its subsidiaries.
f.Non-Compete.
i.During the Employment Period and for a period of one year thereafter, the Employee expressly shall not, directly or indirectly, without the prior written consent of the CEO and the Board, own, manage, operate, join, control, franchise, license, receive compensation or benefits from, or participate in the ownership, management, operation, or control of, or be employed or be otherwise connected in any manner with, a Competitive Business (as hereinafter defined); provided, however, that the foregoing shall not prohibit the Employee from acquiring, solely as a passive investment and through market purchases, securities of any entity which are registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934 and which are publicly traded, so long as the Employee is not part of any control group of such entity and such securities, alone or if converted, do not constitute more than 10% of the outstanding voting power of that entity. For purposes of this Agreement, “Competitive Business” means any enterprise (other than the Corporation and its affiliates) in the business of manufacturing and/or selling coconut-based products, natural energy drinks or sustainable water.
ii.The Employee recognizes that the Employee’s services hereunder are of a special, unique, unusual, extraordinary and intellectual character giving them a peculiar value, the loss of which cannot be reasonably or adequately compensated for in damages, and in the event of a breach of this Agreement by the Employee (particularly, but without limitation, with respect to the provisions hereof relating to the exclusivity of the Employee’s services), the Corporation shall, in addition to all other remedies available to it, be entitled to equitable relief by way of an injunction and any other legal or equitable remedies. Anything to the contrary herein notwithstanding, the Corporation may seek such equitable relief in any federal or state court, including those located in the State of Delaware and the Employee hereby submits to the jurisdiction in those courts for purposes of this Section 7. Nothing herein shall limit a court’s ability to award equitable relief as provided in Section 8 of this Agreement.
g.Records. All memoranda, notes, lists, records and other documents (and all copies thereof) made or compiled by the Employee or made available to the Employee by the Corporation concerning the Corporation’s or its affiliates business or the Corporation shall be the Corporation’s property and shall be delivered to the Corporation at any time on request.
h.Acknowledgment. The Employee acknowledges and agrees that the restrictions set forth in this Section 7 are critical and necessary to protect the Corporation’s and its affiliates’ legitimate business interests (including but not limited to the protection of its Proprietary Information, customer goodwill and trade secrets); are reasonably drawn to this end with respect to duration, scope, and otherwise; are not unduly burdensome; are not injurious to the public interest; and are supported by adequate consideration. The Employee also acknowledges and agrees that, in the event that the Employee breaches any of the provisions in this Section 7, the Corporation shall suffer immediate, irreparable injury and will, therefore, be entitled to injunctive relief, in addition to any other damages to which it may be entitled, as well as the costs and reasonable attorneys’ fees it incurs if it is deemed by a court of competent jurisdiction to be the prevailing party in any action enforcing its rights under this Section 7. If the Employee is deemed such prevailing party, he shall be entitled to his attorney’s fees and costs reasonably incurred to defend such action. The Employee further acknowledges that (i) any breach or claimed breach of the provisions set forth in this Agreement will not be a defense to enforcement of the restrictions set forth in this Section 7 and (ii) the circumstances of the Employee’s termination of employment with Corporation will have no impact on the Employee’s obligations under this Section 7.
i.Cessation of Payments and Benefits Upon Breach. The Corporation’s obligations to make any payments or confer any benefit under this Agreement, other than to pay for all compensation and benefits accrued but unpaid up to the Termination Date, will automatically and immediately terminate in the event that the Employee breaches any of the restrictive covenants in this Section 7; provided (i) that the Corporation provides written notice to the Employee specifying in reasonable detail the circumstances claimed to provide the basis for such breach without the Corporation’s consent of such events and (ii) the Employee fails to correct the circumstance set forth in the Corporation’s notice of breach within thirty (30) days of receipt of such notice.
8.Rights and Remedies Upon Breach of Restrictive Covenants. If the Employee breaches any of the provisions of Section 7 (the “Restrictive Covenants”), the Corporation shall have the following rights and remedies (upon compliance with any necessary prerequisites imposed by law upon the availability of such remedies), each of which rights and remedies shall be independent of the other and severally enforceable, and all of which rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Corporation under law or in equity:
a.The right and remedy to have the Restrictive Covenants specifically enforced by any court possessing competent and/or equity jurisdiction, including, without limitation, the right to an entry against the Employee of restraining orders and injunctions (preliminary, mandatory, temporary and permanent) against violations, threatened or actual, and whether or not then continuing, of such covenants, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Corporation and that money damages will not provide an adequate remedy to the Corporation.
b.The right and remedy to require the Employee to account for and pay over to the Corporation all compensation, profits, monies, accruals, increments or other benefits (collectively, “Benefits”) derived or received by him as the result of any transactions constituting a breach of the Restrictive Covenants, and the Employee shall account for and pay over such Benefits to the Corporation.
9.Severability; Blue Penciling.
a.The Employee acknowledges and agrees that (i) the Employee has had an opportunity to seek advice of counsel in connection with this Agreement and (ii) the Restrictive Covenants are reasonable in geographical and temporal scope and in all other respects. If it is determined that any of the provisions of this Agreement, including, without limitation, any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the provisions of this Agreement shall not thereby be affected and shall be given full effect, without regard to the invalid portions.
b.If any court of competent jurisdiction determines that any of the covenants contained in this Agreement, including, without limitation, any of the Restrictive

Covenants, or any part thereof, are unenforceable because of the duration or geographical scope of such provision, the duration or scope of such provision, as the case may be, shall be reduced so that such provision becomes enforceable and, in its reduced form, such provision shall then be enforceable and shall be enforced.
10.Waiver of Breach. The waiver by either the Corporation or the Employee of a breach of any provision of this Agreement shall not operate as or be deemed a waiver of any subsequent breach by either the Corporation or the Employee.
11.Compensation Recovery Policy. The Employee acknowledges and agrees that, to the extent the Corporation adopts any claw-back or similar policy pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act or otherwise, and any rules and regulations promulgated thereunder, he or she shall take all action necessary or appropriate to comply with such policy (including, without limitation, entering into any further agreements, amendments or policies necessary or appropriate to implement and/or enforce such policy with respect to past, present and future compensation, as appropriate).
12.Sarbanes-Oxley Act of 2002. Notwithstanding anything herein to the contrary, if the Corporation determines, in its good faith judgment, that any transfer or deemed transfer of funds hereunder is likely to be construed as a personal loan prohibited by Section 13(k) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), then such transfer or deemed transfer shall not be made to the extent necessary or appropriate so as not to violate the Exchange Act and the rules and regulations promulgated thereunder.
13.Section 409A of the Code.
a.To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder (together, “Section 409A”). The intent of the parties is that payments and benefits under this Agreement comply with Section 409A; and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. In no event whatsoever shall the Corporation be liable for any additional tax, interest, or penalty that may be imposed on the Employee by Section 409A or damages for failing to comply with Section 409A with respect to this Agreement or otherwise.
b.Any right to a series of installment payments pursuant to this Agreement is to be treated as a right to a series of separate payments. To the extent permitted under Section 409A, any separate payment or benefit under this Agreement or otherwise shall not be deemed “nonqualified deferred compensation” subject to Section 409A and Section 4(d) hereof to the extent provided in the exceptions in Treasury Regulation Section 1.409A-1(b)(4), Section 1.409A-1(b)(9) or any other applicable exception or provision of Section 409A.
c.To the extent that any payments or reimbursements provided to the Employee under this Agreement are deemed to constitute compensation to the Employee to which Treasury Regulation Section 1.409A-3(i)(1)(iv) would apply, such amounts shall be paid or reimbursed reasonably promptly, but not later than December 31 of the year following the year in which the expense was incurred. The amount of any such payments eligible for reimbursement in one year shall not affect the payments or expenses that are eligible for payment or reimbursement in any other taxable year, and the Employee’s right to such payments or reimbursement of any such expenses shall not be subject to liquidation or exchange for any other benefit.
d.The Accrued Obligations shall be paid no later than as required by law or within thirty (30) days following the date of termination, whichever occurs earlier. As to any amount described in Section 6(a)(ii) – 6(a)(iv) that constitutes “nonqualified deferred compensation” within the meaning of Section 409A, if the sixty (60) day period begins in one calendar year and ends in a second (2nd) calendar year, payment shall always be paid in the second (2nd) calendar year. Once the Severance Payment begins within such sixty (60) day period following termination, the amounts payable pursuant to Section 6(a)(ii) shall be payable in substantially equal consecutive installments over the remaining installment period in accordance with the Corporation’s general payroll practices as in effect on the date of termination, but in no event less frequently than monthly (with the first such payment being in an amount equal to the total amount to which Employee would otherwise have been entitled during the period following the date of termination through such payment commencement date).
14.Withholding. The Corporation may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.
15.Successors; Assignment. This Agreement shall be binding on, and inure to the benefit of, each of the parties and their permitted successors and assigns. This Agreement may not be assigned by Employee.
16.Notice. Any notice to be given hereunder by a party hereto shall be in writing and shall be deemed to have been given when deposited in the U.S. mail, certified or registered mail, postage prepaid:
a.to the Employee addressed as follows:
Corey Baker
####
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a.to the Corporation addressed as follows (with a copy to Corporation’s General Counsel at the same address):
The Vita Coco Company, Inc.
250 Park Avenue South, Floor 7
New York, New York 10003
1.Amendment. This Agreement may be amended only by mutual agreement of the parties in writing without the consent of any other person and no person, other than the parties thereto, shall have any rights under or interest in this Agreement or the subject matter hereof.
2.Applicable Law. The provisions of this Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without regard to the conflicts of laws principles thereof. Any dispute is to be resolved exclusively in the federal or state courts located in Delaware.
3.Interpretation. This Agreement shall be construed as a whole, according to its fair meaning, and not in favor of or against any party. Sections and section headings contained in this Agreement are for reference purposes only and shall not affect in any manner the meaning or interpretation of this Agreement. Whenever the context requires, references to the singular shall include the plural and the plural the singular.

4.Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement, but all of which together shall constitute one and the same instrument.
5.Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of Sections 6-24 shall survive termination of this Agreement and/or Employee’s employment.
6.Authority. Each party represents and warrants that such party has the right, power and authority to enter into and execute this Agreement and to perform and discharge all of the obligations hereunder; and that this Agreement constitutes the valid and legally binding agreement and obligation of such party and is enforceable in accordance with its terms.
7.VENUE. THIS AGREEMENT MAY BE ENFORCED IN ANY FEDERAL COURT OR STATE COURT SITTING IN THE STATE OF DELAWARE, AND EACH OF THE PARTIES HERETO CONSENTS TO THE JURISDICTION AND VENUE OF ANY SUCH COURT AND WAIVES ANY ARGUMENT THAT VENUE IN SUCH FORUMS IS NOT CONVENIENT. IF ANY PARTY HERETO COMMENCES ANY ACTION IN ANOTHER JURISDICTION OR VENUE UNDER ANY TORT OR CONTRACT THEORY ARISING DIRECTLY OR INDIRECTLY FROM THE RELATIONSHIP CREATED BY THIS AGREEMENT, THE OTHER PARTY HERETO MAY HAVE THE CASE TRANSFERRED TO THE JURISDICTION(S) AND VENUE(S) ABOVE DESCRIBED, OR IF SUCH TRANSFER CANNOT BE ACCOMPLISHED UNDER APPLICABLE LAW, HAVE SUCH CASE DISMISSED WITHOUT PREJUDICE.
8.Entire Agreement. This Agreement (and the documents and arrangements referenced herein) are intended to be the final, complete, and exclusive statement of the terms of Employee’s employment by the Corporation and may not be contradicted by evidence of any prior or contemporaneous oral or written statements or agreements, except for agreements specifically referenced herein.
[Remainder of Page Intentionally Left Blank; Signature Page to Follow]

IN WITNESS WHEREOF, the Employee and the Corporation have executed this Employment Agreement as of the day and year first above written.

EMPLOYEE
___/s/ Corey Baker_____________
Corey Baker

CORPORATION

THE VITA COCO COMPANY, INC.

____/s/ Martin Roper ___________
By: Martin Roper
Title: Chief Executive Officer